ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Garth Russell
Scott Francis (918) 251-9121	(212) 896-1250
grussell@kcsa.com

Nave Communications Receives Responsible Recycling (R2) Certification

Jessup, Maryland, June 22, 2015 – Nave Communications, a subsidiary of ADDvantage Technologies Group, Inc. (NASDAQ:  AEY), announced today that it has received Responsible Recycling (R2) certification, the highest industry standard for environmental responsibility and safety.  Nave Communications’ recycling program was recommended for this certification after successful completion of a rigorous third-party audit of its operational environmental performance.

“The implementation of R2 at Nave Communications has been a significant step in our continuous improvement of our processes at our facility,” said Doug Nave, President of Nave Communications.  “In addition to our other certifications of TL9000, ISO 14001, and OHSAS 18001, our customers can be assured that we will responsibly manage their materials all the way to final disposition.”

R2 certification promotes the safe and effective recovery and reuse of electronic equipment and materials, minimizes environmental and public health risks, guards downstream control of the recycling chain, and demonstrates compliance with domestic and international laws.  R2 is a U.S. Environmental Protection Agency-recognized (“EPA”) accreditation standard that helps to ensure electronics recyclers remain accountable for their processes while also helping to protect supply chain employees, and others, who are exposed to e-waste.  The R2 audit involves a seven-step process that evaluates over 50 areas of operational performance.

About Nave Communications
Nave Communications provides quality used telecommunication networking equipment to its world-wide customer base of telecommunications providers and resellers by utilizing its inventory from a broad range of manufacturers as well as other supply channels.  In addition, Nave offers its customers decommissioning services for surplus and obsolete equipment, which it in turn processes through its recycling services.

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. (NASDAQ:  AEY) supplies the cable television (CATV) and telecommunications industries with a comprehensive line of new and used system-critical network equipment and hardware from a broad range of leading manufacturers. The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony. In addition, ADDvantage operates a national network of technical repair centers focused primarily on CATV equipment and recycles surplus and obsolete CATV and telecommunications equipment.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Nebraska, Tulsat-Texas, NCS Industries, ComTech Services and Nave Communications. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.